Exhibit 99.1

KECIA L. STEELMAN NAMED PRESIDENT AND CHIEF OPERATING OFFICER

Bolingbrook, IL – September 18, 2023 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced that Kecia L. Steelman, chief operating officer, has been named President and Chief Operating Officer of Ulta Beauty.

“Kecia is a talented executive with a proven track record of driving operational excellence while fostering a caring and inclusive culture and creating exceptional guest experiences,” said Dave Kimbell, chief executive officer. “Over the last year, Kecia has increased her scope and influence within our organization, and this expanded role recognizes her value to the company and her many contributions to our success, while also demonstrating our ongoing confidence in her leadership to help us drive profitable growth for the Company over the coming years.”

As President and Chief Operating Officer, Ms. Steelman has responsibility for corporate strategy, information technology, store and services operations, supply chain, Ulta Beauty at Target, loss prevention, and enterprise-wide transformation and optimization efforts. She will continue to report to Dave Kimbell.

Ms. Steelman was named Chief Operating Officer in June 2021 after serving as Chief Store Operations Officer since September 2015. Ms. Steelman joined Ulta Beauty as Senior Vice President, Store Operations in July 2014. Prior to joining Ulta Beauty, Ms. Steelman was Group Vice President at Family Dollar Stores from 2011 to 2014, after joining the company in 2009 as Vice President, Store Development and Store Operations. From 2005 to 2009, she was Vice President, General Manager of Expo Design Center, Home Depot Design Center, and YardBIRDs as well as Director of New Store Innovations at the Home Depot Corporation. Ms. Steelman also served in a variety of retail operations and merchandising roles at Target Corporation from 1993 to 2005.

About Ulta Beauty

At Ulta Beauty, the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together All Things Beauty, All in One Place®. Today, Ulta Beauty operates more than 1,350 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit https://www.ulta.com.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Mary Kate Boyce

Senior Manager, Investor Relations

mboyce@ulta.com

Media Contact:

Crystal Carroll

Director, Public Relations

ccarroll@ulta.com